UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2013

SMARTHEAT INC.
(Exact name of registrant as specified in its charter)

Nevada	001-34246	98-0514768
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

A-1, 10, Street 7 Shenyang Economic and Technological Development Zone Shenyang, China	110141
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (86) 24-2519-7699

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 20, 2013, Michael Wilhelm resigned from his position as Chief Financial Officer and Treasurer of SmartHeat, Inc., a Nevada corporation (the “Company”).  Mr. Wilhelm stated that he was resigning due to being “named personally in a groundless shareholder suit, where the alleged (unproven) actions in question are alleged to have taken place long before my involvement with the company.” Mr. Wilhelm was added as a defendant to the class action lawsuit filed against the Company, its directors, and certain of its former officers, originally captioned Steven Leshinsky v. James Wang, et. al, in an amended complaint filed by the Rosen Law Firm on January 28, 2013 (the “Amended Complaint”).

Oliver Bialowons, President of the Company, also named as a defendant in the Amended Complaint, stated that he was disconcerted by Mr. Wilhelm’s resignation as result of what Mr. Bialowons believed were unfair and spurious claims. Mr. Bialowons believes Mr. Wilhelm, the Company and himself, have not committed any wrongdoing and noted that Mr. Wilhelm was not an executive officer of the Company during the alleged class period. Mr. Bialowons further stated that Mr. Wilhelm was a diligent and extremely competent Chief Financial Officer whose intelligence and acumen were a valuable addition to the Company.  Mr. Bialowons believes the search for a Chief Financial Officer to replace Mr. Wilhelm will likely be difficult, because the Rosen Law Firm appears intent on including any officer of the Company in the class action. The difficulty in retaining a suitable Chief Financial Officer, who is qualified to sign the requisite Sarbanes-Oxley certifications, due to the legal harassment of the Company’s officers by the plaintiffs and lawyers in the class action, may delay the Company’s 2012 Annual Report on Form 10K required to be filed by April 1, 2013.

Item 9.01.  Financial Statements and Exhibits

(d)           Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMARTHEAT INC.
(Registrant)
Date:	February 25, 2013	By:	/s/ Oliver Bialowons
		Name:	Oliver Bialowons
		Title:	President